Exhibit 10.2

Lear Corporation

Salaried Retirement Restoration Program

Effective Date
December 31, 2024

Lear Corporation Salaried Retirement Restoration Program

Article I
Establishment and Purpose 2

Article II
Definitions 3

Article III
Eligibility and Participation 6

Article IV
Deferrals 7

Article V
Company Contributions 9

Article VI
Payments from Accounts 10

Article VII
Valuation of Account Balances; Investments 14

Article VIII
Administration 15

Article IX
Amendment and Termination 16

Article X
Informal Funding 16

Article XI
Claims 17

Article XII
General Provisions 21

Article I
Establishment and Purpose
Lear Corporation (the “Company”) hereby amends and restates the Lear Corporation Salaried Retirement Restoration Program (the “Program”), effective December 31, 2024 (the “Effective Date”). This amendment and restatement applies to any Compensation Deferral Agreement applicable to Compensation earned and deferred on or after January 1, 2025.

The purpose of the Program is to attract and retain key employees of the Employer by providing them with an opportunity to defer receipt of a portion of their annual base salary (“Salary”) and/or annual cash incentive compensation that may be earned pursuant to the Lear Corporation Annual Incentive Plan or any successor plan (“Bonus”). The Program is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Program constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Program shall have the status of general unsecured creditors of the Participating Employer. Each Participating Employer shall be solely responsible for payment of the benefits attributable to services performed for it. The Program is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for Eligible Employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Participating Employer will remain the general assets of the Participating Employer and shall remain subject to the claims of the Participating Employer's creditors until such amounts are distributed to the Participants.

Article II
Definitions

2.1
Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Program. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Unless the Committee provides otherwise for one (1) or more Participants, a Participant shall have a Retirement Account and may establish up to ten (10) additional Flex Accounts. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Sections 414(b) or (c).

2.4
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Article XII hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Program.

2.5	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.6	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Program.

2.7	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.8	Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.9	Committee. Committee means the Lear Corporation Employee Benefits Committee.

2.10	Company. Company means Lear Corporation and any successor thereto.

2.11
Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Program. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contributions.

2.12
Compensation. Compensation means a Participant’s Salary or Bonus that may be deferred under Section 4.2 of this Program, excluding any compensation that has been previously deferred under this Program or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income.

2.13
Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Program in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one (1) or more Accounts.

2.14
Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Program in accordance with the provisions of Article IV. Unless the context of the Program clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.15	Disability. Disability means a Participant is eligible to receive long-term disability benefits under the applicable long-term disability plan of the Company.

2.16	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.17
Eligible Employee. Eligible Employee means an Employee who receives U.S. source income, who is a member of a select group of management or highly compensated employees and who meets one or more of the following eligibility conditions: (i) the Employee has an annual base salary that meets or exceeds five-sixths (5/6) of the limit established under Code Section 401(a)(17) (determined based on his or her annual base salary as of the November 1 of the year preceding the applicable Plan Year; provided, that the compensation of a newly-hired Employee shall be determined, with respect to the calendar year in which such employee is hired, by annualizing such Employee’s salary as of his or her commencement of employment); (ii) the Employee has a title that is at or above that of a Vice President of the Company; or (iii) the Employee met the following two (2) conditions with respect to the year preceding the applicable Plan Year: (1) satisfied the eligibility conditions set forth in this Section 2.17 and (2) earned compensation that meets or exceeds the limit established under Code Section 401(a)(17) (for this purpose, it will be assumed that such Employee continues to earn the same base salary from the date of determination through the end of the year preceding the applicable Plan Year). An Employee becomes an Eligible Employee on the date set forth in Section 3.1.

2.18	Employee. Employee means a common-law employee of an Employer.

2.19	Employer. Employer means the Company and each Affiliate.

2.20	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.21
Flex Account. Flex Account means a Specified Date Account or a Separation Account established by the Committee in accordance with a Participant’s Compensation Deferral Agreement. Unless otherwise specified by the Committee, no more than ten (10) Flex Accounts shall be maintained for a Participant at any time.

2.22	Participant. Participant means an individual who has an Account Balance greater than zero.

2.23
Participating Employer. Participating Employer means each Employer that has adopted the Program with the consent of the Company. Each Participating Employer shall be identified on Schedule A attached hereto.

2.24	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Program will commence and the form in which payment of such Account will be made.

2.25	Plan Year. Plan Year means January 1 through December 31.

2.26
Program. Program means the “Lear Corporation Salaried Retirement Restoration Program” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Program may in the appropriate context also mean a portion of the Program that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Program or portion of the Program and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.27
Retirement Account. Retirement Account means an Account established by the Committee to record Company Contributions and any Deferrals allocated to such Account under a Participant’s Compensation Deferral Agreement and which are payable upon a Participant’s Separation from Service.

2.28	Savings Program. Savings Program means the Lear Corporation Salaried Retirement Program.

2.29
Separation Account. Separation Account means a Flex Account established by the Committee to record amounts payable to a Participant upon Separation from Service as specified in the Participant’s Compensation Deferral Agreement.

2.30
Separation from Service. Separation from Service, Separated from Service and similar terms mean the termination of a Participant’s continuous employment or service with a Participating Employer, which shall be interpreted in a manner consistent with a “separation from service” as defined for purposes of Code Section 409A and Treas. Reg. Section 1.409A-1(h).

2.31
Specified Date Account. Specified Date Account means a Flex Account established by the Committee to record the amounts payable in a future year as specified in the Participant’s Compensation Deferral Agreement.

2.32	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture has the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.33
Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.34	Valuation Date. Valuation Date means each Business Day.

Article III
Eligibility and Participation

3.1
Eligibility and Participation. An Employee is eligible to participate in the Program on the same date on which he or she is initially eligible to participate in the Savings Program. Eligibility under this Program is not conditioned on a Participant making or not making a deferral election under the Savings Program.

Eligible Employees become Participants upon the first to occur of:

(a)	submission of a Compensation Deferral Agreement in accordance with Article IV and the subsequent crediting of Deferrals to his or her Account; or
(b) upon the initial crediting of Company Contributions to his or her Account.

To receive Company Contributions under Section 5.2, an otherwise Eligible Employee must have Compensation that meets or exceeds the limit established by the Internal Revenue Service under Code Section 401(a)(17) in the year in which the Company Contribution is made.

3.2
Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Program, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service will not be allowed to submit future Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Program with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0). All Participants, regardless of employment status, will continue to be credited with Earnings and may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Program when his Account has been reduced to zero (0).

3.3
Rehires. An Eligible Employee who Separates from Service and who subsequently resumes performing services for the Employer in the same calendar year (regardless of eligibility) will have his or her Compensation Deferral Agreement for such year, if any, reinstated, but his or her eligibility to participate in the Program in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.

Article IV
Deferrals
4.1 Deferral Elections, Generally.

(a)	A Participant may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to a Compensation source (i.e., Salary or Bonus) become irrevocable on the latest date applicable to such Compensation source under Section 4.2.

(b)	A Compensation Deferral Agreement that is not timely filed with respect to the service period in which an item of Compensation is earned, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Code Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. Notwithstanding anything in this Program or any Compensation Deferral Agreement to the contrary, the Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(c)	The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, a Participant may defer up to seventy-five percent (75%) of his or her Salary and up to seventy-five percent (75%) of his or her Bonus earned during a Plan Year.

(d)	Deferrals of Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so as not to exceed one-hundred percent (100%) of the Compensation of the Participant remaining after deduction of all required income and employment taxes, required employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Program shall be allowed only to the extent permissible under Code Section 409A.

(e)	The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to the Retirement Account or to one (1) or more Flex Accounts. If no designation is made, Deferrals shall be allocated to the Retirement Account.

4.2 Timing Requirements for Compensation Deferral Agreements.

(a)
Initial Eligibility. The Committee may permit an Employee who meets the criteria of an Eligible Employee on his or her date of hire (other than the entry date requirement under Section 3.1) to defer Compensation upon initial eligibility. The Compensation Deferral Agreement must be filed within thirty (30) days of attaining Eligible Employee status and becomes irrevocable not later than the thirtieth (30th) day.

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable.

(a)
Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.

(b)
Short-Term Deferrals. The Committee may permit Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) to be deferred in accordance with the rules of Section 6.9, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence. A Compensation Deferral Agreement submitted in accordance with this paragraph becomes irrevocable not later than the latest date it could be submitted under Section 6.9.

4.3
Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to the Retirement Account or to one (1) or more Flex Accounts. The Committee may, in its discretion, establish in a written communication during enrollment a minimum deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is first allocated to such Accounts.). In the event a Participant’s Compensation Deferral Agreement allocates Compensation to a Specified Date Account that does not satisfy the minimum deferral period established by the Committee (if any), the Compensation Deferral Agreement shall be deemed to establish a new Specified Date Account commencing payment in the earliest Plan Year that satisfies the minimum deferral requirement. If such Account cannot be established (for example, if the Participant has exhausted his or her allotment of Flex Accounts) the Committee will allocate such Deferrals to the Specified Date Account with a commencement date next following the minimum deferral period and if no such Account is available, to the Retirement Account.

4.4
Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals of Compensation shall be one-hundred percent (100%) vested at all times.

4.6
Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Savings Program, through the end of the Plan Year containing the last day on which deferrals must be suspended in accordance with regulations issued under Code Section 401(k), and (iii) during periods in which the Participant incurs a Disability, provided cancellation occurs no later than by the end of the taxable year of the Participant or the fifteenth (15th) day of the third (3rd) month following the date the Participant incurs the Disability.

Article V
Company Contributions

5.1
Matching Contributions. Each Participating Employer may credit a Participant’s Retirement Account with a matching Company Contribution. The amount of matching Company Contribution is the excess, if any, of (A) the amount of company matching contributions (including both basic matching contributions and discretionary matching contributions) that would have been made on behalf of the Participant had the Participant’s Deferrals been contributed to the Savings Program (without regard to any refunds of participant contributions required under the Code, or the effects of Code Sections 401(a)(17), 402(g) or 415), over (B) the company matching contributions (including both basic matching contributions and discretionary matching contributions) that would have been made to the Participant’s account under the Savings Program on the basis of an assumed six percent (6%) deferral election under the Savings Program.

Matching Company Contributions are credited at the same time that company matching contributions are contributed to Savings Program accounts. It is not necessary for a Participant to receive a matching contribution under the Savings Program as a condition to receiving a matching Company Contribution under this Program. For the avoidance of doubt, a Participant may receive a Company Contribution with respect to the Participant’s Bonus only to the extent that the Participant elects to defer the Bonus.

5.2
Non-Elective Contributions. Each Participating Employer may credit a Participant’s Retirement Account with the excess, if any, of (A) the amount of non-elective Savings Program contributions that would have been made on behalf of the Participant, but without regard to the compensation and contribution limits under the Savings Program, over (B) actual non-elective contributions made to the Participant’s account under the Savings Program. The first time a Participant receives a non-elective credit pursuant to this Section 5.2, the Participant shall be permitted to elect a Payment Schedule for such contribution so long as (i) such election becomes irrevocable on or before January 30th of the year following the year for which the non-elective contribution was made and (ii) the Participant is not and has not previously been eligible to elect to defer Compensation under the Program. Such Payment Schedule will apply to any future credits the Participant receives under this Section 5.2.

5.3
Discretionary Company Contributions. A Participating Employer may, from time to time in its sole and absolute discretion, credit discretionary Company Contributions to any Participant’s Retirement Account in any amount determined by the Participating Employer.

Discretionary Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a discretionary Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contributions in subsequent years.

5.4
Vesting. Company Contributions described in Sections 5.1 and 5.2 vest after three (3) years of vesting service (as determined under the Savings Program), measured from a Participant’s commencement of employment with the Company.

Company Contributions described in Section 5.3 vest according the schedule specified by the Participating Employer on or before the time the contributions are made.

All Accounts become one-hundred percent (100%) vested, if while employed by an Employer, a Participant dies, incurs a Disability or the Participant attains age 65.

Article VI
Payments from Accounts

6.1
General Rules. A Participant’s Retirement Account and any Separation Accounts become payable upon the first to occur of the payment events applicable to each such Account under Sections 6.3 through 6.5. A Participant’s Specified Date Accounts become payable upon the first to occur of the payment events applicable to each such Account under Sections 6.2 through 6.5.

Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement that establishes the Account to which such elections apply in accordance with Article IV or in a valid modification election applicable to such Account as described in Section 6.9.

Payment amounts are based on Account Balances as of the latest practicable Valuation Date preceding the date that the actual payment is made.

6.2	Specified Date Accounts.

(a)	Commencement. Payment is made or begins in the calendar year designated by the Participant, not later than December 31 of the designated year.

(b)	Form of Payment. Payment will be made in a lump sum, unless the Participant elected to receive annual installments up to five (5) years.

6.3
Separation from Service. Upon a Participant’s Separation from Service other than death, a Participant’s Retirement Account, Separation Accounts and Specified Date Accounts (regardless of whether payments have commenced) will be payable in accordance with this Section 6.3.

(a)
Payment Commencement. Unless the Participant designates a later year, payment of the Retirement Account and Separation Accounts commences in the calendar year next following the Participant’s Separation from Service, not later than December 31 of such year. Notwithstanding the foregoing, in no event will payment to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) commence earlier than six (6) months following his or her Separation from Service.

(b)
Form of Payment-Retirement and Separation Accounts. The Retirement Account and each Separation Account will pay in a single lump sum unless the Participant elected, for each such Account, to receive annual installments up to ten (10) years.

(c)
Form of Payment-Specified Date Accounts. Payment is made in a lump sum only in the calendar year next following the Participant’s Separation from Service, not later than December 31 of such year. The Payment Schedule under this Section 6.3(c) may not be modified under Section 6.9.

6.4
Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant (regardless of whether such Participant is an Employee at the time of death), all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum in the calendar year following the year of the Participant’s death but no later than December 31 of such year.

(a)
Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

(b)
No Beneficiary. If a designated Beneficiary does not survive the Participant amounts payable under the Program upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate. If there is no valid Beneficiary designated under the Program, the Participant’s Beneficiary shall be such Participant’s beneficiary under the Savings Program.

6.5
Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Program, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Program, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the Account with the longest Payment Schedule, then the Account with the next longest Payment Schedule, continuing in this manner until the full amount of the distribution is made. Emergency payments shall be paid in a single lump sum within the ninety (90)-day period following the date the payment is approved by the Committee.

6.6
Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article VI, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time. Such lump sum payment shall automatically be made if the balance of such Accounts does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) at the time the Participant Separates from Service.

6.7
Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

6.8
Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue to be made in each subsequent payment period until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date immediately preceding the date of payment and (b) equals the remaining number of installment payments. For purposes of Section 6.9, installment payments will be treated as a single form of payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed.

6.9
Modifications to Payment Schedules. A Participant may modify the Payment Schedule elected by him or her with respect to an Account, consistent with the permissible Payment Schedules available under the Program for the applicable payment event, provided such modification complies with the requirements of this Section 6.9.

(a)
Time of Election. The modification election must be submitted to the Committee not less than twelve (12) months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”).

(b)
Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five (5) years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth (5th) anniversary of the date payment would have commenced under the Prior Election.

(c)	Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective twelve (12) months after the filing date.

(d)
Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules or payment events of any other Accounts.

Article VII
Valuation of Account Balances; Investments

7.1
Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company contributions shall be credited to the Retirement Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2
Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VII (“investment allocation”).

7.3
Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Program menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

7.4
Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of one percent (1%). The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Program and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

7.5
Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, as determined by the Committee.

7.6
Valuations Final After 180 Days. The Participant shall have one-hundred and eighty (180) days following the Valuation Date on which the Participant failed to receive the full amount of Earnings and to file a claim under Article XI for the correction of such error.

Article VIII
Administration

8.1
Administration. This Program shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Program and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Program and its terms, as may arise in connection with the Program. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XI.

8.2
Withholding. The Participating Employer shall have the right to withhold from any payment due under the Program (or with respect to any amounts credited to the Program) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Program shall be deducted from Compensation that has not been deferred to the Program.

8.3
Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Program or otherwise with respect to administration of the Program, including, without limitation, the Committee, its delegatees and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Program to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

8.4
Delegation of Authority. In the administration of this Program, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

8.5
Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Program and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Program.

Article IX
Amendment and Termination

9.1
Amendment and Termination. The Company may at any time and from time to time amend the Program or may terminate the Program as provided in this Article IX. Each Participating Employer may also terminate its participation in the Program.

9.2
Amendments. The Company, by action taken by the People and Compensation Committee of its Board of Directors, may amend the Program at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). No amendment is needed to revise the list of Participating Employers set forth on Schedule A attached hereto.

9.3
Termination. The Company, by action taken by its Board of Directors, may terminate the Program and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

9.4
Accounts Taxable Under Code Section 409A. The Program is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Program, may sever from the Program or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

Article X
Informal Funding

10.1
General Assets. Obligations established under the terms of the Program may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

10.2
Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Program. Payments under the Program may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Program.

Article XI
Claims

11.1
Filing a Claim. Any controversy or claim arising out of or relating to the Program shall be filed in writing with the Committee, which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Claimant. Notice of a claim for payments shall be delivered to the Committee within ninety (90) days of the latest date upon which the payment could have been timely made in accordance with the terms of the Program and Code Section 409A, and if not paid, the Claimant must file a claim under this Article XI not later than one-hundred and eighty (180) days after such latest date. If the Claimant fails to file a timely claim, the Claimant forfeits any amounts to which he or she may have been entitled to receive under the claim.

(a)
In General. Notice of a denial of benefits (other than claims based on disability) will be provided within ninety (90) days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90)-day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90)-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)
Disability Benefits. Notice of denial of claims based on disability will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for disability benefits. If the Committee determines that it needs additional time to review the disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial forty-five (45)-day period. The first extension period will not be more than thirty (30) days from the end of the initial forty-five (45)-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional thirty (30) days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial thirty (30)-day extension.

Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of forty-five (45) days to submit any necessary additional information to the Committee. In the event that a thirty (30)-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)
Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The notice of denial shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Program document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures, the time limits applicable to such procedures, including the right to appeal the decision, the deadline by which such appeal must be filed and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal, and the specific date by which such a civil action must commence under Section 11.3.

In the case of a complete or partial denial of a disability benefit claim, the notice shall provide such information and shall be communicated in the manner required under applicable Department of Labor regulations.

11.2
Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making the benefits determination, (ii) was submitted, considered or generated in the course of making the benefits decision, regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with the Program’s administrative processes and safeguards established for making benefit decisions. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)
In General. Appeal of a denied benefits claim (other than a disability benefits claim) must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one-hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)
Disability Benefits. Appeal of a denied disability benefits claim must be filed in writing with the Appeals Committee no later than one-hundred and eighty (180) days after receipt of the written notification of such claim denial. The review shall be conducted in accordance with applicable Department of Labor regulations.

(c)	The Appeals Committee shall make its decision regarding the merits of the denied claim within forty-five (45) days following receipt of the appeal (or within ninety (90) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(d)
Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). Such notice shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Program provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above)to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse decision on review and the specific date by which such a civil action must commence under Section 11.3.

For the denial of a disability benefit, the notice will also include such additional information and be communicated in the manner required under applicable Department of Labor regulations.

11.3
Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Program unless and until the Claimant has followed the claims procedures under the Program and has exhausted his or administrative remedies under Sections 11.1 and 11.2. No such legal action may be brought more than twelve (12) months following the notice of denial of benefits under Section 11.2, or if no appeal is filed by the applicable appeals deadline, twelve (12) months following the appeals deadline.

If a Claimant prevails in a legal proceeding brought under the Program to enforce the rights of such Claimant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Claimant for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings.

11.4
Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

11.5 Arbitration.

(a)	If any claim or controversy between a Participating Employer and a Claimant is not resolved through the claims procedure set forth in Article XI, such claim shall be settled exclusively by arbitration in Southfield, Michigan, before one (1) arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Participating Employer and an individual to be selected by the Claimant, or if such individuals cannot agree on the selection of the arbitrator, who shall be selected pursuant to the procedures of the American Arbitration Association, and such arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.

(b)	The Participating Employer and the Claimant agree to use their best efforts to cause (i) the two (2) individuals set forth in the preceding Section 11.5(a), or, if applicable, the American Arbitration Association, to appoint the arbitrator within thirty (30) days of the date that the Participating Employer or the Claimant notifies the other party that a dispute or controversy exists that necessitates the appointment of an arbitrator, and (ii) any arbitration hearing to be held within thirty (30) days of the date of selection of the arbitrator, and, as a condition to his or her selection, such arbitrator must consent to be available for a hearing, at such time.

(c)	Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall have no authority to add to or to modify this Program, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

(d)	The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

(e)	This arbitration provision of the Program shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Program.

(f)	The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claim(s) of a single Claimant.

(g)	In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.

Article XII
General Provisions

12.1
Assignment. No interest of any Participant, spouse or Beneficiary under this Program and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Program in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

12.2
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Program that are not expressly granted in this Program. Participation in this Program does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Program.

12.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

12.4
Notice. Any notice or filing required or permitted to be delivered to the Committee under this Program shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

Lear Corporation
Attn: VP, Total Rewards 21557 Telegraph Rd.
Southfield, MI 48033

Any notice or filing required or permitted to be given to a Participant under this Program shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

12.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Program, the text shall control.

12.6
Invalid or Unenforceable Provisions. If any provision of this Program shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7
Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Program has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Program or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

12.8
Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Program from further liability on account thereof.

12.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of Michigan shall govern the construction and administration of the Program.

12.10
Compliance with Code Section 409A; No Guarantee. This Program is intended to be administered in compliance with Code Section 409A and each provision of the Program shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Program shall not constitute a guarantee to any Participant or Beneficiary that the Program in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Code Section 409A. To the extent an amount deferred under this Program is included in the income of a Participant as a result of a failure to comply with Code Section 409A or change in applicable tax law or regulation, the Committee may distribute to the Participant in the year of inclusion an amount equal to the lesser of the amount included in his or her income and the amount of the Participant’s vested Account Balance. Notwithstanding anything herein to the contrary, no Participating Employer shall have any legal obligation to a Participant with respect to a failure to comply with Code Section 409A or other applicable tax law or regulation.

12.11
Severability. If any provision of the Program is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Program, and the Program will be construed and enforced as if the illegal or invalid provision had not been included.

IN WITNESS WHEREOF, the undersigned executed this Program as of the 7th day of October, 2025, to be effective as of the Effective Date.

Lear Corporation

By: Joshua Mullin
Its: VP, Total Rewards

/s/ Joshua Mullin	(Signature)

Schedule A

Participating Employers

Lear Corporation